FIRST AMENDMENT TO LEASE

This First AMENDMENT TO LEASE ("First Amendment") is made and entered into as of the 9th day of May, 2017, by and between BRITANNIA GATEWAY II LIMITED PARTNERSHIP, a Delaware limited partnership ("Landlord"), and TERRAVIA HOLDINGS, INC., a Delaware corporation ("Tenant"). Landlord and Tenant are collectively referred to herein as the "Parties."

R E C I T A L S :

A.Landlord and Tenant (as successor-in-interest to SOLAZYME, INC., a Delaware corporation) are parties to that certain Lease dated July 22, 2014 (the "Lease"), whereby Landlord leases to Tenant and Tenant leases from Landlord approximately 106,076 rentable square feet of space ("RSF") comprised of (i) the entire rentable area of the building located at 201 Gateway Boulevard, South San Francisco, California 94063 (the "201 Building"), containing approximately 41,834 RSF (the "201 Premises"), and (ii) the entire rentable area of the building located at 225 Gateway Boulevard, South San Francisco, California 94063 (the "225 Building"), containing approximately 64,242 RSF (the "225 Premises") (collectively, the "Existing Premises").

B.The Parties desire to enter into this First Amendment for the purpose of (i) reducing the size of the Existing Premises, (ii) extending the term of the Lease with respect to the Remaining Premises only (as defined below), and (iii) otherwise amending the Lease on the terms and conditions set forth in this First Amendment.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Capitalized Terms. All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this First Amendment.

2.Extension of Lease Term. The Parties hereby agree and acknowledge that pursuant to the provisions set forth in the Lease, the Lease Term is currently scheduled to expire on January 31, 2018. Landlord and Tenant hereby agree to extend the Lease Term with respect to the "Remaining Premises" only, as that term is defined in Section 3.2.1 below, for a period of eight (8) years, commencing on February 1, 2018 (the "Extended Term Commencement Date") and continuing through and including January 31, 2026 (such period being referred to herein as the "Extended Term"), on the terms and conditions set forth under the Lease unless sooner terminated as provided in the Lease.

3.	Reduction of Premises.

3.1	Reduction of 201 Premises.

3.1.1In General. Landlord and Tenant hereby acknowledge and agree that, on or before January 31, 2018 (referred to herein as the "201 Give-Back Date"), Tenant shall vacate and surrender and deliver exclusive possession of that certain portion of the 201 Premises consisting of approximately 34,093 rentable square feet of space in the 201 Building, as more particularly set forth on Exhibit A-1 attached hereto (the "201 Give-Back Space"), to Landlord in accordance with the terms of the Lease (except as otherwise provided in this First Amendment) and Tenant's lease of the 201 Give-Back Space shall terminate and be of no further force or effect. Accordingly, and conditioned upon the performance by the parties of the provisions of this First Amendment, effective as of the 201 Give-Back Date (i) the 201 Give-Back Space shall no longer be considered a part of the Premises, and Landlord and Tenant shall be relieved of their respective obligations under the Lease with respect to the 201 Give-Back Space, except those obligations under the Lease which relate to the term of Tenant's lease of the 201 Give-Back Space prior to the 201 Give-Back Date and/or which specifically survive the expiration of the Lease, and (ii) the "201 Premises" shall consist only of that portion of the 201 Premises containing approximately 7,741 rentable square feet of space on the first (1st) floor of the 201 Building, as more particularly set forth on Exhibit A-2 attached hereto (the "201 Remaining Premises").

3.1.2Representations of Tenant. Tenant represents and warrants to Landlord that with respect to the 201 Give-Back Space (a) Tenant has not heretofore sublet the 201 Give-Back Space nor assigned all or any portion of its interest in the Lease, with respect thereto, except pursuant to sublease agreements which have been previously consented to by Landlord (the “Approved Subleases”) which Approved Subleases shall expire prior to the 201 Give-Back Date, and (b) Tenant has the full right, legal power and actual authority to enter into this First Amendment and to terminate Tenant's lease of the 201 Give-Back Space without the consent of any person, firm or entity. Tenant further represents and warrants to Landlord that as of the date hereof there are no, and as of the 201 Give-Back Date, there shall not be any, mechanics' liens, or other liens encumbering all or any portion of the 201 Give-Back Space, by virtue of any act or omission on the part of Tenant, its predecessors, contractors, agents, employees, successors, assigns or subtenants. The representations and warranties set forth in this Section 3.1.2 shall survive the termination of Tenant's lease of the 201 Give-Back Space and Tenant shall be liable to Landlord for any inaccuracies or any breach thereof.

3.1.3Surrender of 201 Give-Back Space. Landlord and Tenant hereby acknowledge and agree that, except as expressly provided in this First Amendment, on or prior to the 201 Give-Back Date, Tenant shall surrender the 201 Give-Back Space to Landlord in accordance with the terms of the Lease (including, without limitation, Article 15 of the Lease), provided that Landlord hereby acknowledges Tenant shall not be required to remove any alterations or improvements in the 201 Give-Back Space, and that all costs of any such removal and of restoration of the premises shall be the responsibility of Landlord. If Tenant fails to surrender and deliver exclusive possession of the Give-Back Space to Landlord on or before the Give-Back Date in accordance with the terms of the Lease, then such failure shall constitute a material default under the Lease. In the event that Tenant has failed to surrender and deliver exclusive possession of the Give-Back Space to Landlord on or before the date which is fifteen (15) days following the 201 Give-Back Date, then at Landlord's election, Tenant shall be deemed to be holding over in the 201 Give-Back Space subject to the terms and provisions of Article 16 of the Lease. Landlord and Tenant hereby expressly acknowledge and agree that nothing contained in the foregoing sentence shall be construed as consent by Landlord to any holding over by Tenant in the 201 Give-Back Space, and Landlord expressly reserves the right to require Tenant to surrender possession of the 201 Give-Back Space to Landlord as provided in this First Amendment upon the 201 Give-Back Date.

3.2	Reduction of 225 Premises.

3.2.1In General. Notwithstanding any contrary provision set forth in the Lease, Landlord shall have the right, in its sole and absolute discretion, to terminate the Lease with respect to that certain portion of the 225 Premises consisting of approximately 30,010 rentable square feet of space in the 225 Building, as more particularly set forth on Exhibit A-1 attached hereto (the "225 Give-Back Space") (which termination may occur in multiple phases, at Landlord's election, pursuant to the terms hereof) upon delivery of one (1) or more written notices (each, a “225 Give-Back Notice”), which 225 Give-Back Notices shall be delivered to Tenant not less than two (2) months prior to the termination date of the Lease with respect to the applicable portion of the 225 Give-Back Space (each, a “225 Give-Back Date” ) identified with specificity (including the applicable square footage) in the corresponding 225 Give Back Notice. Landlord hereby agrees that in no event shall any 225 Give-Back Date occur earlier than June 30, 2017 nor shall the "Final 225 Give-Back Date" (as defined below) be later than January 31, 2018. The termination date for the last remaining portion of the 225 Give Back Space being leased by Tenant shall be the "Final 225 Give-Back Date." In the event Landlord elects to cause the termination of the 225 Give-Back Space to occur in multiple phases, in addition to identifying with specificity the portion of the 225 Give-Back Space then being terminated by Landlord and the corresponding 225 Give-Back Date, each such 225 Give-Back Notice shall include a revised Tenant's Share and a revised Base Rent amount for any portion of the 225 Give-Back Space which Tenant shall continue to lease following the applicable 225 Give-Back Date. Landlord and Tenant hereby acknowledge and agree that, on or before any applicable 225 Give-Back Date (as the same are established by Landlord in the applicable 225 Give-Back Notice), Tenant shall vacate and surrender and deliver exclusive possession of the applicable portion of the 225 Give-Back Space to Landlord in accordance with the terms of the Lease (except as otherwise provided in this First Amendment) and Tenant's lease of such portion of the 225 Give-Back Space shall terminate and be of no further force or effect. Accordingly, and conditioned upon the performance by the parties of the provisions of this First Amendment, effective as of any particular 225 Give-Back Date the corresponding 225 Give-Back Space shall no longer be considered a part of the Premises, and Landlord and Tenant shall be relieved of their respective obligations under the Lease with respect to such 225 Give-Back Space, except those obligations under the Lease which relate to the term of Tenant's lease of such 225 Give-Back Space prior to the corresponding 225 Give-Back Date and/or which specifically survive the expiration of the Lease. Following the termination of Tenant's lease of the entire 225 Give-Back Space and the occurrence of the Final 225 Give-Back Date, the "225 Premises" shall consist only of that portion of the 225 Premises containing approximately 34,232 rentable square feet of space on the first (1st) floor of the 225 Building, as more particularly set forth on Exhibit A-2 attached hereto (the "225 Remaining Premises"). The 201 Give-Back Space and the 225 Give-Back Space are, collectively, the "Give-Back Space" and the 201 Remaining Premises and the 225 Remaining Premises are, collectively, the "Remaining Premises." Effective as of the last to occur of the 201 Give-Back Date and the Final 225 Give- Back Date, the "Premises" shall consist only of the 201 Remaining Premises and the 225 Remaining Premises and consist of approximately 41,973 rentable square feet of space.

3.2.2Representations of Tenant. Tenant represents and warrants to Landlord that with respect to the 225 Give-Back Space (a) Tenant has not heretofore sublet the 225 Give-Back Space nor assigned all or any portion of its interest in the Lease, with respect thereto, and (b) Tenant has the full right, legal power and actual authority to enter into this First Amendment and to terminate Tenant's lease of the 225 Give-Back Space without the consent of any person, firm or entity. Tenant further represents and warrants to Landlord that as of the date hereof there are no, and as of the applicable 225 Give-Back Date, there shall not be any, mechanics' liens, or other liens encumbering all or any portion of the 225 Give-Back Space, by virtue of any act or omission on the part of Tenant, its predecessors, contractors, agents, employees, successors, assigns or subtenants. The representations and warranties set forth in this Section 3.2.2 shall survive the termination of Tenant's lease of the 225 Give-Back Space and Tenant shall be liable to Landlord for any inaccuracies or any breach thereof.

3.2.3Surrender of 225 Give-Back Space. Landlord and Tenant hereby acknowledge and agree that, except as expressly provided in this First Amendment, on or prior to the applicable 225 Give-Back Date, Tenant shall surrender the applicable portion of the 225 Give- Back Space to Landlord in accordance with the terms of the Lease (including, without limitation, Article 15 of the Lease), provided that Landlord hereby acknowledges Tenant shall not be required to remove any alterations or improvements in the 225 Give-Back Space, and that all costs of any such removal and of restoration of the premises shall be the responsibility of Landlord. If Tenant fails to surrender and deliver exclusive possession of any 225 Give-Back Space to Landlord on or before the corresponding 225 Give-Back Date in accordance with the terms of the Lease, then such failure shall constitute a material default under the Lease. In the event that Tenant has failed to surrender and deliver exclusive possession of any 225 Give-Back Space to Landlord on or before the date which is fifteen (15) days following the corresponding 225 Give-Back Date, then at Landlord's election, Tenant shall be deemed to be holding over in the 225 Give-Back Space subject to the terms and provisions of Article 16 of the Lease. Landlord and Tenant hereby expressly acknowledge and agree that nothing contained in the foregoing sentence shall be construed as consent by Landlord to any holding over by Tenant in the 225 Give-Back Space, and Landlord expressly reserves the right to require Tenant to surrender possession of any 225 Give-Back Space to Landlord as provided in this First Amendment upon the corresponding 225 Give-Back Date.

4.Base Rent and Tenant's Share of Direct Expenses.

4.1Existing Premises.

4.1.1201 Premises. The Parties hereby agree and acknowledge that prior to the Extended Term Commencement Date (and the 201 Give-Back Date), Tenant shall continue to pay Base Rent and Tenant's Share of Direct Expenses for the 201 Premises in accordance with the terms of the Lease.

4.1.2225 Premises. The Parties hereby agree and acknowledge that prior to the applicable 225 Give-Back Date, Tenant shall continue to pay Base Rent and Tenant's Share of Direct Expenses for the 225 Premises in accordance with the terms of the Lease. From and after the Final 225 Give-Back Date and prior to the Extended Term Commencement Date, Tenant shall only be required to pay Base Rent and Tenant's Share of Direct Expenses for the 225 Remaining Premises only (and not the 225 Give-Back Space) in the amount of $118,100.40 per month (i.e.,
$3.45 per rentable square foot of the 225 Remaining Premises per month), and Tenant's Share with respect to the 225 Remaining Premises shall be as set forth in Section 4.2 below.

Remaining Premises. Commencing on the Extended Term Commencement Date, and continuing throughout the Extended Term, Tenant shall pay to Landlord Base Rent for the Remaining Premises as set

forth below, but otherwise in accordance with the terms of the Lease:

Period During	Annual	Monthly Installment	Monthly Rental Rate
Extended Term	Base Rent	of Base Rent	per Square Foot
February 1, 2018 - January 31, 2019	$2,342,093.40	$195,174.45	$4.65
February 1, 2019 -January 31, 2020	$2,424,066.67	$202,005.56	$4.81
February 1, 2020 - January 31, 2021	$2,508,909.00	$209,075.75	$4.98
February 1, 2021 - January 31, 2022	$2,596,720.82	$216,393.40	$5.16
February 1, 2022 - January 31, 2023	$2,687,606.05	$223,967.17	$5.34
February 1, 2023 - January 31, 2024	$2,781,672.26	$231,806.02	$5.52
February 1, 2024 - January 31, 2025	$2,879,030.79	$239,919.23	$5.72
February 1, 2025 - January 31, 2026	$2,979,796.86	$248,316.41	$5.92

During the Extended Term, Tenant shall continue to pay Tenant's Share of Direct Expenses for the Remaining Premises in accordance with the terms of the Lease; provided, however, effective as of the Extended Term Commencement Date, for purposes of calculating the amount of Tenant's Share of Direct Expenses which Tenant shall pay thereafter in connection with the Remaining Premises, Tenant's Share with respect to the 201 Remaining Premises shall equal 17.05% and Tenant's Share with respect to the 225 Remaining Premises shall equal 49.96%.

4.2Remaining Premises Base Rent Abatement. Notwithstanding any provision to the contrary set forth in the Lease, provided that Tenant is not then in default of the Lease, after receipt of any required notices and expiration of any applicable cure periods, Tenant shall be entitled to an abatement of the Base Rent (the "Rent Abatement ") attributable to the Remaining Premises in the amount of $588,857.40, which shall be applied equally over three (3) months (such period, the "Rent Abatement Period"), which three (3) months shall be determined by Landlord in its sole discretion, and which shall be either (a) during any full three (3) month portion of the current Lease Term prior to the Extended Term Commencement Date, or (b) during the first three (3) full calendar months of the Extended Term. If Tenant shall be in default under the Lease, and shall fail to cure such default within the time, if any, provided for cure pursuant to the Lease, then, in addition to any other remedies Landlord may have under the Lease, as amended, Landlord, at its option, may elect, by delivery of written notice to Tenant, any or all of the following remedies that the unapplied portion of the Rent Abatement as of such default shall be moved to the end of the Lease Term, and Tenant shall immediately be obligated to pay Base Rent for the Remaining Premises at the full amounts of the monthly installments set forth above.

5.As Is Condition. Tenant acknowledges that Tenant has been and is in occupancy of the Existing Premises. Tenant is fully aware of the condition of the Existing Premises, and therefore, Tenant shall continue to accept the Remaining Premises in its presently existing, “as is” condition, and Landlord shall not be obligated to provide or pay for any improvements or alterations to the Remaining Premises, except as expressly set forth in the Tenant Work Letter attached hereto as Exhibit B (the "Tenant Work Letter") or this Section 5. Notwithstanding the foregoing, Landlord shall perform any work necessary such that the plumbing (not including plumbing for lab processing), electrical systems, fire sprinkler system, lighting, and all other building systems serving the Remaining Premises are in good operating condition and repair, provided that the need to repair or replace was not caused by the misuse, misconduct, damage, destruction, omissions, failure to maintain pursuant to the Lease, and/or negligence of Tenant, its subtenants and/or assignees, if any, or any company which is acquired, sold or merged with Tenant (collectively, "Tenant Damage"), or by any unreasonable modifications, alterations or improvements constructed by or on behalf of Tenant. To the extent repairs which Landlord is required to make pursuant to this Section 6 are necessitated in part by Tenant Damage, then Tenant shall reimburse Landlord for an equitable proportion of the reasonable costs of such repair. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges that the Common Areas, the Existing Premises, the Remaining Premises and the Give-Back Space have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction- related accessibility standards within the premises." In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant's sole cost and expense, by a CASp reasonably approved in advance by Landlord; and (b) pursuant to Article 24 of the Original Lease, Tenant, at its cost, is responsible for making any repairs within the Premises to correct violations of construction-related accessibility standards created by Tenant and discovered as part of the CASp inspection; and, if anything done by or for Tenant in its use or occupancy of the Premises shall require repairs to the Building (outside the Premises) to correct violations of construction-related accessibility standards created by Tenant, then Tenant shall, at Landlord's option, either perform such repairs at Tenant's sole cost and expense or reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such repairs.

6.Option Term.

6.1Option Right. Landlord hereby grants the Tenant originally named in this First Amendment (the “Original Tenant”), and any assignee of Original Tenant's entire interest in the Lease that has been approved in accordance with the terms of Article 14 of the Lease, (a “Permitted Assignee”), one (1) option to extend the Lease Term for a period of eight (8) years (the “Option Term”). Such option to extend shall be exercisable only by written notice delivered by Tenant to Landlord not more than twelve (12) months nor less than nine (9) months prior to the expiration of the Extended Term, stating that Tenant is thereby irrevocably exercising its option to lease the entire then existing Premises during the Option Term. Upon the proper exercise of the option to extend, and provided that, at Landlord’s option, as of the date of delivery of such notice, Tenant is not in default under the Lease (beyond the applicable notice and cure periods) and has not previously been in default under the Lease more than twice, and as of the end of the initial Lease Term, Tenant is not in default under the Lease (beyond the applicable notice and cure periods), the Lease Term shall be extended for a period of eight (8) years. The rights contained in this Section 6 shall be personal to Original Tenant and any Permitted Assignee (and not any other assignee, sublessee or Transferee of Tenant’s interest in the Lease). In the event that Tenant fails to timely and appropriately exercise its initial option to extend the Lease Term in accordance with the terms of this Section 6, then such option shall automatically terminate and shall be of no further force or effect.

6.2Option Rent. The annual Base Rent payable by Tenant during the Option Term (the "Option Rent") shall be equal to the "Fair Rental Value," as that term is defined below, for the Premises as of the commencement date of the Option Term. The "Fair Rental Value," as used in this First, shall be equal to the annual rent per rentable square foot (including additional rent and considering any "base year" or "expense stop" applicable thereto), including all escalations, at which tenants (pursuant to leases consummated within the twelve (12) month period preceding the first day of the Option Term), are leasing non-sublease, non-encumbered, non-equity space which is not significantly greater or smaller in size than the subject space, for a comparable lease term, in an arm's length transaction, which comparable space is located in the Building or in "Comparable Buildings," as that term is defined in this Section 6.2, below (transactions satisfying the foregoing criteria shall be known as the "Comparable Transactions"), taking into consideration the following concessions (the "Concessions"): (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; (b) tenant improvements or allowances provided or to be provided for such comparable space, and taking into account the value, if any, of the existing improvements in the subject space, such value to be based upon the age, condition, design, quality of finishes and layout of the improvements; and (c) other reasonable monetary concessions being granted such tenants in connection with such comparable space; provided, however, that in calculating the Fair Rental Value, no consideration shall be given to (i) the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with Tenant's exercise of its right to extend the Lease Term, or the fact that landlords are or are not paying real estate brokerage commissions in connection with such comparable space, and (ii) any construction period, if any, granted to tenants in Comparable Transactions in connection with the design, permitting and construction of tenant improvements in such comparable spaces. The Fair Rental Value shall additionally include a determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as a letter of credit or guaranty, for Tenant's Rent obligations in connection with Tenant's lease of the Premises during the Option Term. Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Transactions from tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants). The Concessions (A) shall be reflected in the effective rental rate (which effective rental rate shall take into consideration the total dollar value of such Concessions as amortized on a straight-line basis over the applicable term of the Comparable Transaction (in which case such Concessions evidenced in the effective rental rate shall not be granted to Tenant)) payable by Tenant, or (B) at Landlord’s election, all such Concessions shall be granted to Tenant in kind. The term “Comparable Buildings” shall mean the Building and those other buildings which are comparable to the Building in terms of age (based upon the date of completion of construction or major renovation of the building), quality of construction, level of services and amenities, size and appearance, and located in First Class Life Sciences Project in South San Francisco, California and the surrounding commercial area.

6.3Determination of Option Rent. In the event Tenant timely and appropriately exercises its option to extend the Lease Term, Landlord shall notify Tenant of Landlord's determination of the Option Rent on or before the date that is thirty (30) days following Landlord's receipt of the Option Exercise Notice. If Tenant, on or before the date which is thirty (30) days following the date upon which Tenant receives Landlord's determination of the Option Rent, in good faith objects to Landlord's determination of the Option Rent, then Landlord and Tenant shall attempt to agree upon the Option Rent using their good-faith efforts. If Landlord and Tenant fail to reach agreement within thirty (30) days following Tenant's objection to the Option Rent (the "Outside Agreement Date"), then each party shall thereafter make a separate determination of the Option Rent, within ten (10) business days of the Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with Sections 6.3.1 through 6.3.8, below. If Tenant fails to object to Landlord's determination of the Option Rent within the time period set forth herein, then Tenant shall be deemed to have rejected Landlord's determination of the Option Rent, and the matter shall be submitted to arbitration in accordance with the terms hereof.

6.3.1Landlord and Tenant shall each appoint one arbitrator who shall be, at the option of the appointing party, a MAI appraiser, or a real estate broker, who shall have been active over the five (5) year period ending on the date of such appointment in the leasing or appraisal, as the case may be, of life science properties in South San Francisco, California. Each such arbitrator shall be appointed within thirty (30) days after the Outside Agreement Date. Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions. The arbitrators so selected by Landlord and Tenant shall be deemed "Advocate Arbitrators."

6.3.2The two (2) Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the date of the appointment of the last appointed Advocate Arbitrator to agree upon and appoint a third arbitrator ("Neutral Arbitrator") who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators, except that neither the Landlord or Tenant or either parties' Advocate Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appointment. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord's counsel and Tenant’s counsel.

6.3.3The three arbitrators shall, within thirty (30) days of the appointment of the Neutral Arbitrator, reach a decision as to whether the parties shall use Landlord's or Tenant's submitted Option Rent, and shall notify Landlord and Tenant thereof. The determination of the arbitrators shall be limited solely to the issue of whether Landlord's or Tenant's submitted Option Rent is the closest to the actual Option Rent, taking into account the requirements of Section 6.2 of this First Amendment, as determined by the arbitrators.

6.3.4The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant.

6.3.5If either Landlord or Tenant fails to appoint an Advocate Arbitrator within twenty (20) days after the Outside Agreement Date, then either party may petition the presiding judge of the Superior Court of San Mateo County to appoint such Advocate Arbitrator subject to the criteria in Section 6.3.1 of this First Amendment, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such Advocate Arbitrator.

6.3.6If the two (2) Advocate Arbitrators fail to agree upon and appoint the Neutral Arbitrator within ten (10) business days after the appointment of the last appointed Advocate Arbitrator, then either party may petition the presiding judge of the Superior Court of San Mateo County to appoint the Neutral Arbitrator, subject to criteria in Section 6.3.2 of this First Amendment, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such arbitrator.

6.3.7The cost of the arbitration shall be paid by Landlord and Tenant equally.

6.3.8In the event that the Option Rent shall not have been determined pursuant to the terms hereof prior to the commencement of the Option Term, Tenant shall be required to pay as Option Rent, an amount equal to 103% of the Base Rent payable by Tenant as of the expiration of the initial Lease Term, and upon the final determination of the Option Rent, the payments made by Tenant shall be reconciled with the actual amounts of Option Rent due, and the appropriate party shall make any corresponding payment to the other party.

7.Tenant Signage. Pursuant to the terms of the Lease, Tenant previously installed
(i) one (1) sign on the exterior of the 201 Building (the "201 Sign"), and (ii) two (2) signs on the exterior of the 225 Building, one of which is on the front of the 225 Building (the "225 Front Sign") and one of which is on the back of the 225 Building (the "225 Back Sign") (as shown on Exhibit A-3 attached hereto) (collectively, the "Exterior Signage"). In connection therewith, on or before the 201 Give-Back Date Tenant shall remove the 201 Sign in accordance with the terms of Section 23.1 of the Lease, and on or before the Final 225 Give-Back Date Tenant shall remove the 225 Back Sign in accordance with the terms of Section 23.1 of the Lease. Tenant shall be entitled to retain the 225 Front Sign throughout the Extended Term (and the Option Term, if applicable), provided that Tenant hereby acknowledges that such right is not exclusive and Landlord shall be permitted to install additional exterior signage on the 225 Building or provide a right to a third-party tenant of the 225 Building to install exterior building signage. In connection with any additional signage on the 225 Building, Landlord hereby agrees to utilize commercially reasonable efforts to work with the city to allow Tenant to keep the 225 Front Sign in its existing location, and Landlord shall not request or suggest to the city that the 225 Front sign be relocated. To the extent such 225 Front Sign is required by the city to be relocated, Landlord agrees to relocate such 225 Front Sign to an alternative Building 225 location reasonably acceptable to Tenant, at Landlord's sole cost.

8.Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment, excepting only CBRE, Inc. and Newmark Cornish & Carey (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than the Brokers. The terms of this Section 8 shall survive the expiration or earlier termination of the term of the Lease.

9.California Accessibility Disclosure. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges that the Common Areas, the Existing Premises, the Remaining Premises and the Give-Back Space have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises." In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant's sole cost and expense, by a CASp approved in advance by Landlord; and (b) pursuant to the Lease, Tenant, at its cost, is responsible for making any repairs within the Premises to correct violations of construction-related accessibility standards; and, if anything done by or for Tenant in its use or occupancy of the Premises shall require repairs to the Building (outside the Premises) to correct violations of construction-related accessibility standards, then Tenant shall, at Landlord's option, either perform such repairs at Tenant's sole cost and expense or reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such repairs.

10.Conflict; No Further Modification. In the event of any conflict between the Lease and this First Amendment, the terms of this First Amendment shall prevail. Except as specifically set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

[signatures contained on following page]

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

LANDLORD:	TENANT:
BRITANNIA GATEWAY II LIMITED PARTNERSHIP, a Delaware limited partnership	TERRAVIA HOLDINGS, INC., a Delaware corporation
By: HCP Biotech Gateway Incorporated, its General Partner	By: /s/Tyler Painter
By: /s/ Jonathan M. Bergschneider	Name: Tyler Painter
Jonathan M. Bergschneider	Its: COO/CFO
Senior Managing Director	By: /s/Apu Mody
Name: Apu Mody
Its: CEO

EXHIBIT A-1
GIVE-BACK SPACE

201 GIVE-BACK SPACE

201 GIVE-BACK SPACE
SHARED BY ALL TENANTS
SHARED BY ALL TENANTS
TERRAVIA
TENANT 3
SHARED BY ALL TENANTS
TENANT 3
TENANT 2
SHARED BY ALL TENANTS
TENANT 2
LEGEND
TERRAVIA
TENANT 2
TENANT 3
SHARED BY ALL TENANTS
201 GATEWAY BLVD.
LEVEL 1

1

201 GIVE-BACK SPACE

2

225 GIVE-BACK SPACE

3

EXHIBIT A-2 REMAINING PREMISES

1

2

EXHIBIT A-3 EXTERIOR SIGNAGE

1

201 Sign Location

2

EXHIBIT B

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the improvement of the Remaining Premises for Tenant following the date of this First Amendment. This Tenant Work Letter is essentially organized chronologically and addresses the issues of construction, in sequence, as such issues will arise during construction in the Remaining Premises.

SECTION 1

CONDITION OF REMAINING PREMISES; LANDLORD'S WORK
1.1Condition of Remaining Premises. Tenant acknowledges that except as provided in the First Amendment or this Tenant Work Letter, Tenant shall continue to accept the Remaining Premises in their existing, "as-is" condition. Except for the payment of the Tenant Improvement Allowance as provided in Section 2, below, and Landlord's Work set forth in Section 1.2 below, Landlord shall have no obligation to make or pay for any improvements to the Remaining Premises.

1.2Landlord's Work. Landlord shall at Landlord's sole cost and expense (and not to be included in Operating Expenses, as a capital expenditure or otherwise), utilizing Building standard methods, materials, components, and finishes in good and workmanlike manner and in compliance with all Applicable Laws, (i) cause the construction or installation of Building standard demising walls separating the Remaining Premises from the remainder of the floor in which the Remaining Premises are located and perform all other work required to separate the Remaining Premises from the remainder of the floor in which the Remaining Premises is located, as shown on the demising plan attached as Schedule 1 to this Tenant Work Letter, which work shall include any work needed to maintain or bring the common areas into compliance with Applicable Laws and Code to the extent necessary for Tenant to obtain or maintain a certificate of occupancy and which work shall not include the capping of process utilities, including DI water, CDA, and vacuum (which work shall be performed by Tenant as part of the Tenant Improvements if Tenant desires to cap such process utilities), (ii) replace or overlay the roof of the 225 Building (with a Building standard roof or roof overlay per Landlord's roof specification plan), and (iii) replace any Building systems serving the 201 Building or the 225 Building which are reasonably determined by Landlord to be at the end of their useful life prior to December 31, 2018 (collectively, the "Landlord's Work"). In connection with the foregoing, Tenant acknowledges the Landlord's Work set forth in items (ii) and (iii) above shall be performed at any time on or before December 31, 2018. Tenant hereby acknowledges that Landlord may perform all or portions of such Landlord's Work concurrently with the construction of the Tenant Improvements by Tenant, and Landlord and Tenant shall cooperate (and shall cause their respective contractors, subcontractors and agents to cooperate) with each other in good faith in order that the work being performed by each party may be completed without material interference with the completion of the work being completed by the other party and without increase in cost to the other party. Tenant hereby acknowledges that Landlord shall be permitted to perform the Landlord's Work during Tenant's occupancy of the Remaining Premises. Notwithstanding such occupancy of the Remaining Premises during the performance of the Landlord's Work, Landlord shall be permitted to perform the Landlord's Work during normal business hours, and Tenant shall provide a clear working area for such work, if necessary (including, but not limited to, the moving of furniture, fixtures and Tenant’s property away from the area in which Landlord is performing the Landlord's Work). Further, Tenant shall cooperate with all reasonable Landlord requests made in connection with or related to Landlord's completion of the Landlord's Work. Tenant hereby agrees that the performance of the Landlord's Work in the Remaining Premises shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of rent. Except to the extent arising from Landlord's negligence or willful misconduct, Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Landlord's Work, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of use of the whole or any part of the Remaining Premises or of Tenant’s personal property or improvements resulting from the Landlord's Work or Landlord’s actions (or the actions of Landlord's contractors, employees and/or agents) in connection with the Landlord's Work, or for any inconvenience or annoyance occasioned by the Landlord's Work or Landlord's actions (or the actions of Landlord's contractors, employees and/or agents) in connection with the Landlord's Work. Landlord shall use commercially reasonable efforts to perform the Landlord's Work in a manner designed to minimize interference with Tenant’s normal business operations in the Remaining Premises, and in connection therewith, construction activities that are reasonably anticipated to be disruptive to Tenant are to be conducted after normal business hours. Such activities to be performed after normal business hours include, but are not limited to: shooting drywall screwing, hammering, loud cutting, sanding, welding and soldering, and Landlord shall coordinate and schedule with Tenant at least forty-eight (48) hours in advance for any work that requires a power shut down to the Remaining Premises.

SECTION 2

TENANT IMPROVEMENTS
2.1Tenant Improvement Allowance. Commencing as of the date of this First Amendment, Tenant shall be entitled to an improvement allowance (the "Tenant Improvement Allowance") in the amount of $2,308,515.00 (i.e., $55.00 per rentable square foot of the Remaining Premises) for the costs relating to the design and construction of Tenant's improvements, refurbishment work and other renovations to be performed by Tenant in the Remaining Premises or which are "Tenant Improvement Allowance Items," as that term is defined in Section 2.2.1, below (collectively, the "Tenant Improvements"). In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter or otherwise in connection with Tenant's construction of the Tenant Improvements or any Tenant Improvement Allowance Items, as defined below, in a total amount which exceeds the sum of the Tenant Improvement Allowance. All Tenant Improvements for which the Tenant Improvement Allowance has been made available shall be deemed Landlord's property under the terms of the Lease. Landlord may, by written notice to Tenant given concurrently with Landlord's approval of the "Final Working Drawings", as that term is defined in Section 3.3, below, require Tenant, prior to the end of the Lease Term, or given following any earlier termination of the Lease, at Tenant's expense, to remove any Tenant Improvements and to repair any damage to the Remaining Premises and Building caused by such removal and return the affected portion of the Remaining Premises to a Building standard general office condition, provided that Landlord hereby acknowledges that Landlord shall not require removal of the Tenant Improvements shown on the "Preliminary Space Plan" (as that term is defined in Section 3.2 below), and accordingly, so long as the Final Space Plan and Final Working Drawings are substantially consistent with and a logical extension of the Preliminary Space Plan, Landlord shall not require Tenant, whether at the end of the Extended Lease Term, or following any earlier termination of the Lease, to pay for or remove any Tenant Improvements set forth on the Final Working Drawings, to repair any damage to the Remaining Premises and Building caused by such removal, or to return the affected portion of the Remaining Premises to a Building standard general office condition. In connection with the foregoing, Landlord hereby agrees that in the event all or any of the potential changes to the Preliminary Space Plan set forth on Schedule 3 attached hereto are implemented into the Final Space Plan and/or Final Working Drawings, such changes would not result in Landlord requiring restoration or removal of any of the Tenant Improvements. Any portion of the Tenant Improvement Allowance that is not disbursed or allocated for disbursement by the date which is eighteen (18) months from the date of the full execution and delivery of this First Amendment, shall revert to

Landlord and Tenant shall have no further rights with respect thereto.
2.2Disbursement of the Tenant Improvement Allowance.
2.2.1Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance and Additional Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively the "Tenant Improvement Allowance Items"):
2.2.1.1Payment of all reasonable fees of the "Architect" and the "Engineers," as those terms are defined in Section 3.1 of this Tenant Work Letter, project management fees, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord's consultants in connection with the preparation and review of the "Construction Drawings," as that term is defined in Section 3.2 of this Tenant Work Letter;
2.2.1.2The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;
2.2.1.3The payment for all demolition and removal of existing improvements in the Remaining Premises;
2.2.1.4The cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, costs incurred for removal of existing furniture, fixtures or equipment in the Remaining Premises, hoisting and trash removal costs, costs to purchase and install in the Remaining Premises equipment customarily incorporated into laboratory improvements or laboratory utility systems, including, without limitation, UPS, DI Systems, boilers, air compressors, glass/cage washers and autoclaves and steam generators, painting, and contractors' fees and general conditions, and including BMS System upgrades;
2.2.1.5The cost of any changes in the Base Building when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;
2.2.1.6The cost of any changes to the Construction Drawings or Tenant Improvements required by all applicable building codes (the "Code");

2.2.1.7	Sales and use taxes;

2.2.1.8Subject to Section 2.2, above, all other actual out-of-pocket costs expended by Landlord in connection with the construction of the Tenant Improvements, including, without limitation, costs expended by Landlord pursuant to Section 4.1.1 of this Tenant Work Letter, below.
2.2.2Disbursement of Tenant Improvement Allowance. During the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance and Additional Improvement Allowance, if applicable, for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.
2.2.2.1Monthly Disbursements. On or before the fifth (5th) day of each calendar month, during the design and construction of the Tenant Improvements (or such other date as Landlord may designate), Tenant shall deliver to Landlord: (i) a request for reimbursement of amounts paid to the "Contractor," as that term is defined in Section 4.1.1 of this Tenant Work Letter, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Remaining Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of "Tenant's Agents," as that term is defined in Section 4.1.2 of this Tenant Work Letter, for labor rendered and materials for the Remaining Premises; (iii) executed mechanic's lien releases, as applicable, from all of Tenant's Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 3262(d); and (iv) all other information reasonably requested by Landlord. Tenant's request for payment shall be deemed Tenant's acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant's payment request. Within forty-five (45) days thereafter, Landlord shall deliver a check to Tenant made payable to Tenant in payment of the lesser of: (A) the amounts so requested by Tenant as set forth in this Section 2.2.3.1, above (or, subject to the terms of Section 4.2.1, below, a percentage thereof), and (B) the balance of any remaining available portion of the Tenant Improvement Allowance and Additional Improvement Allowance, if applicable, provided that Landlord does not dispute any request for payment based on non-compliance of any work with the "Approved Working Drawings," as that term is defined in Section 3.5 below, or due to any substandard work. Landlord's payment of such amounts shall not be deemed Landlord's approval or acceptance of the work furnished or materials supplied as set forth in Tenant's payment request.
2.2.2.2Final Deliveries. Following the completion of construction of the Tenant Improvements, Tenant shall deliver to Landlord properly executed final mechanic's lien releases in compliance with the California Civil Code from all of Tenant's Agents, and a certificate certifying that the construction of the Tenant Improvements in the Remaining Premises has been substantially completed. Tenant shall record a valid Notice of Completion in accordance with the requirements of Section 4.3 of this Tenant Work Letter.
2.2.2.3Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance and Additional Improvement Allowance, if applicable, to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items. All Tenant Improvement Allowance Items for which the Tenant Improvement Allowance and Additional Improvement Allowance have been made available shall be deemed Landlord's property under the terms of the Lease.
2.4    Building Standards. The quality of Tenant Improvements shall be in keeping with the existing improvements in the Remaining Premises.

SECTION 3

CONSTRUCTION DRAWINGS

3.1Selection of Architect. Tenant shall retain an architect/space planner (the "Architect") approved in advance by Landlord (which approval shall not be unreasonably withheld) to prepare the Final Space Plan and Final Working Drawings as provided in Section 3.2 and 3.3, below. Tenant shall retain the engineering consultants or design/build subcontractors designated by Tenant and reasonably approved in advance by Landlord (the "Engineers") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Remaining Premises, which work is not part of the Base Building. All such plans and drawings shall comply with the drawing format and specifications reasonably determined by Landlord, and shall be subject to Landlord's reasonable approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the Base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord's review of any plans or drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters.
3.2Final Space Plan. Landlord hereby approves the preliminary space plan prepared by DGA and dated May 3, 2017 (the "Preliminary Space Plan") attached to this Tenant Work Letter as Schedule 2. Tenant is continuing to revise and refine its plans and, within 10 days after execution of the First Amendment to Lease, Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Remaining Premises before any architectural working drawings or engineering drawings have been commenced. The final space plan (the "Final Space Plan") shall include a layout and designation of all offices, labs, rooms and other partitioning, their intended use, and equipment to be contained therein. So long as the Final Space Plan complies with applicable codes, and is a further refinement and revision of the Preliminary Space Plan (updated to include Tenant’s final desired configuration of offices, labs, rooms and other partitioning, their intended use, and equipment to be contained therein), Landlord shall approve the Final Space Plan. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five
(5) business days after Landlord's receipt of the Final Space Plan for the Remaining Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require.
3.3Final Working Drawings. After the Final Space Plan has been approved by Landlord Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, Title 24 calculations, electrical requirements and special electrical receptacle requirements for the Remaining Premises, to enable the Engineers and the Architect to complete the "Final Working Drawings" (as that term is defined below) in the manner as set forth below. Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Remaining Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is sufficiently complete to allow all of Tenant's Agents to bid on the work and to obtain all applicable permits (collectively, the "Final Working Drawings") and shall submit the same to Landlord for Landlord's approval, which shall not be unreasonably withheld, conditioned, or delayed. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall advise Tenant within ten (10) business days after Landlord's receipt of the Final Working Drawings for the Remaining Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly cause the Final Working Drawings to be revised in accordance with such review and any disapproval of Landlord in connection therewith.
3.5 Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the "Approved Working Drawings") prior to the commencement of construction of the Remaining Premises by Tenant. Concurrently with Tenant's delivery of the Final Working Drawings to Landlord for Landlord's approval, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord's consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Remaining Premises and that obtaining the same shall be Tenant's responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned, or delayed.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1	Tenant's Selection of Contractors.
4.1.1The Contractor; Landlord's Project Manager. Tenant shall retain a licensed general contractor, approved in advance by Landlord, to construct the Tenant Improvements ("Contractor"). Landlord's approval of the Contractor shall not be unreasonably withheld. Landlord shall retain Project Management Advisors, Inc. ("PMA") as a third party project manager for construction oversight of the Tenant Improvements on behalf of Landlord, and Tenant shall pay a fee to Landlord with respect to the PMA services equal to $40,629.05 (i.e., 1.75% of the Tenant Improvement Allowance).
4.1.2Tenant's Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as "Tenant's Agents"). The subcontractors used by Tenant, but not any laborers, materialmen, and suppliers, must be approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed; provided, however, Landlord may nevertheless designate and require the use of particular mechanical, engineering, plumbing, fire life-safety and other Base Building subcontractors. If Landlord does not approve any of Tenant's proposed subcontractors, Tenant shall submit other proposed subcontractors for Landlord's written approval.

4.2	Construction of Tenant Improvements by Tenant's Agents.
4.2.1Construction Contract; Cost Budget. Tenant shall engage the Contractor under a commercially reasonable and customary construction contract, reasonably approved by Landlord (collectively, the "Contract"). Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, as set forth more particularly in Sections 2.2.1.1 through 2.2.1.10, above, in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the estimated total costs of the work of the Tenant Improvement project (the "Final Budget"). Prior to the commencement of construction of the Tenant Improvements, Tenant shall supply Landlord with cash in an amount (the "Over-Allowance Amount") equal to the difference between the amount of the Final Costs and the amount of the Tenant Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Tenant Improvements). The Over-Allowance Amount shall be disbursed by Landlord prior to the disbursement of any of the then remaining portion of the Tenant Improvement Allowance, and such disbursement shall be pursuant to the same procedure as the Tenant Improvement Allowance. In the event that, after the Final Costs have been delivered by Tenant to Landlord, the costs relating to the design and construction of the Tenant Improvements shall change, any additional costs necessary to such design and construction in excess of the Final Costs, shall be paid by Tenant to Landlord immediately as an addition to the Over-Allowance Amount or at Landlord's option, Tenant shall make payments for such additional costs out of its own funds, but Tenant shall continue to provide Landlord with the documents described in Sections 2.2.2.1 (i), (ii), (iii) and (iv) of this Tenant Work Letter, above, for Landlord's approval, prior to Tenant paying such costs. All Tenant Improvements paid for by the Over- Allowance Amount shall be deemed Landlord's property under the terms of the Lease.
4.2.2Tenant's Agents.
4.2.2.1Compliance with Drawings and Schedule. Tenant's and Tenant's Agent's construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in strict accordance with the Approved Working Drawings; and (ii) Tenant's Agents shall submit schedules of all work relating to the Tenant's Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant's Agents of any changes which are necessary thereto, and Tenant's Agents shall adhere to such corrected schedule.
4.2.2.2Indemnity. Tenant's indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant's Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant's non-payment of any amount arising out of the Tenant Improvements and/or Tenant's disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in the Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord's performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Remaining Premises. The foregoing indemnity shall not apply to claims caused by the gross negligence or willful misconduct of Landlord, its member partners, shareholders, officers, directors, agents, employees, and/or contractors.
4.2.2.2 Requirements of Tenant's Agents. Each of Tenant's Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of substantial completion of the work under the Contract ("Substantial Completion"). Each of Tenant's Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after Substantial Completion. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

4.2.2.4	Insurance Requirements.

4.2.2.4.1General Coverages. All of Tenant's Agents shall carry the following insurance with insurers having a minimum A.M. best rating of A- VIII or better (i) worker's compensation insurance covering all of Tenant's Agents' respective employees with a waiver of subrogation in favor of Landlord and the property manager, (ii) general liability insurance with a limit of not less than $1,000,000 per occurrence and $2,000,000 general aggregate, including products/completed operations and contractual coverage, and including Landlord and its property manager as additional insureds, and (ii) if the cost of such Tenant Improvements exceeds $100,000 in the aggregate, then Builders Risk insurance covering the construction of the Tenant Improvements, and such policy shall include Landlord as an additional insured.

4.2.2.4.2Intentionally Omitted.

4.2.2.4.3General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Expansion Tenant Improvements and before the Contractor's equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will endeavor to give Tenant and Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Expansion Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same using insurance proceeds related thereto, and otherwise at Tenant's sole cost and expense. Tenant's Agents shall maintain all of the foregoing insurance coverage in force until the Expansion Tenant Improvements are fully completed, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for ten (10) years following completion of the work. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.2 of this Tenant Work Letter.
4.2.2 Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) all state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and
(iii) building material manufacturer's specifications.
4.2.4Inspection by Landlord. Landlord shall have the right to inspect the Tenant

Improvements at all times, provided however, that Landlord's failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord's rights hereunder nor shall Landlord's inspection of the Tenant Improvements constitute Landlord's approval of the same. Should Landlord reasonably disapprove any portion of the Tenant Improvements, on the grounds that the construction is defective or fails to comply with the Approved Working Drawings, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any such defects or deviations shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists that might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant's use of such other tenant's leased premises, Landlord may, take such action as Landlord reasonably deems necessary, at Tenant's expense and without incurring any liability on Landlord's part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord's reasonable satisfaction.
4.2.5Meetings. Commencing upon the execution of this First Amendment, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord's request, certain of Tenant's Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor's current request for payment.
4.3Notice of Completion; Copy of Record Set of Plans. Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause a valid Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant's agent for such purpose, at Tenant's sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (x) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction,
(y) to certify to the best of their knowledge that the "record-set" of as-built drawings are true and correct, which certification shall survive the expiration or termination of the Lease, and (z) to deliver to Landlord two (2) sets of copies of such record set of drawings (hard copy and CAD files) within ninety (90) days following issuance of a certificate of occupancy for the Remaining Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Remaining Premises. Within fifteen (15) days after request by Tenant following the Substantial Completion of the Tenant Improvements, Landlord will acknowledge its approval of the Tenant Improvements (provided that such approval has been granted) by placing its signature on a Contractor’s Certificate of Substantial Completion fully executed by the Architect, Contractor and Tenant. Landlord’s approval shall not create any contingent liabilities for Landlord with respect to any latent quality, design, Code compliance or other like matters that may arise subsequent to Landlord’s approval.

SECTION 5

MISCELLANEOUS
5.1Intentionally Omitted.
5.2Tenant's Representative. Tenant has designated MKS Builders as its sole representatives with respect to the matters set forth in this Tenant Work Letter, who shall each have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.
5.3Landlord's Representative. Landlord has designated Jeff Marcowitz with PMA, as its sole representatives with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.
5.4Time is of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.
5.5Tenant's Lease Default. Notwithstanding any provision to the contrary contained in the Lease or this Tenant Work Letter, if any default by Tenant under the Lease (beyond the applicable notice and cure periods) or this Tenant Work Letter (including, without limitation, any failure by Tenant to fund any portion of the Over-Allowance Amount) occurs at any time on or before the substantial completion of the Tenant Improvements and such default remains uncured ten (10) days following Landlord's notice of such default to Tenant, then in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may, without any liability whatsoever, cause the cessation of construction of the Tenant Improvements (in which case, Tenant shall be responsible for any delay in the substantial completion of the Tenant Improvements and any costs occasioned thereby).

SCHEDULE 1 DEMISING PLAN

SHARED BY ALL TENANTS
SHARED BY ALL TENANTS
TERRAVIA
TENANT 2
TENANT 3
SHARED BY ALL TENANTS
TENANT 3
SHARED BY ALL TENANTS
TENANT 2
LEGEND:
TERRAVIA
TENANT 2
TENANT 3
SHARED BY ALL TENANTS

201 GATEWAY BLVD.
LEVEL 1

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SCHEDULE 2 PRELIMINARY SPACE PLAN

MECHANICAL ROOM
MOLECULAR BIOLOGY LAB
ANALYTICAL LAB
COFFEE AREA
AUTOMATION LAB
DEMO KITCHEN
VESTIBULE
OFFICE

DGA planning | architecture | interiors

Drawing Title

FIRST FLOOR TENANT IMPROVEMENTS for TERRAVIA
SCHEMATIC FLOOR PLAN

Project

HCP
225 GATEWAY BLVD., SOUTH SAN FRANCISCO, CA

Date:	5.3.2017
Scale:	1"=16'
Dwg. No:	SK-AQ101.0

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SCHEDULE 3

POTENTIAL PRELIMINARY SPACE PLAN CHANGES

1)The Gym/shower area on first floor as shown on the Preliminary Space Plan may be removed and replaced with smaller conference rooms.
2)Removal of one or more of the doors which are shown on the Preliminary Space Plan in the 225 Remaining Premises.
3)Configuration, layout, partitioning or similar changes to the lab space in the Remaining Premises.
4)Inclusion of a small autoclave in the 201 Remaining Premises and relocation of a couple of pieces of equipment from the 225 Building, along with associated electrical work.

5)	Modifications to offices along windows near the kitchen to improve on sound proofing.
6)Reduction in quality or decreasing the scope of Tenant Improvements to decrease project costs.

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